Exhibit 99.1

[FHLBank Logo]

May 29, 2008

Dear Member:

On June 27, 2008, the Federal Home Loan Bank of Atlanta will introduce a revised Member Products and Services Guide (MPSG) that outlines substantive revisions to the Bank's Credit and Collateral Policy. In particular, the Bank will implement a new credit risk rating system, eliminate the Credit and Collateral Matrix, and establish a revised process for credit underwriting and monitoring.

The new system primarily focuses on an institution's overall financial health, takes into account quality of assets, earnings, and capital position, and will result in each member receiving a credit risk rating. A borrower's credit risk rating is the primary factor the Bank uses in determining credit availability and underwriting guidelines. This change ensures the Bank will continue to provide low-cost funding and competitive investment returns to member financial institutions while managing and measuring risk effectively.

By the end of June, the Bank will notify each member institution of its new credit risk rating. The institution's new credit risk rating will replace its Credit and Collateral Matrix category. Prior to that communication, the Bank will hold online educational sessions on June 12 and 17 at 10:00 a.m. ET to outline the changes and their potential effects on borrowers. Members are encouraged to register for sessions through the Bank's event calendar at www.fhlbatl.com.

In addition, as part of an enhanced residential collateral discount methodology, the Bank will begin collecting additional data related to residential mortgage loans members pledge to secure their borrowings. The purpose of this data is to help us better assess valuation of pledged collateral, with the potential of providing greater value for these loans in the near future.

Submission of this information is optional, and includes a request for loan data such as property type, seasoning, amortization type, and combined loan-to-value ratio. The Bank will begin requesting this additional data when members submit Qualifying Collateral Reports due on June 30, 2008.

To assist members through this transition, the Bank will post the revised Member Products and Services Guide to the Bank's corporate website at www.fhlbatl.com/mpsg on June 3, 2008. Additional information about the credit rating and other policy changes also will be on the site.

Please be sure that the Bank's focus on these improvements is intended to enhance the composite value of your membership by providing the most prudent and effective advances in the context of a truly safe and sound Bank.

As always, the Bank's staff is available to provide guidance and clarify any aspects of these changes. If you have questions related to your institution, please contact the Funding Desk at 1.800.536.9650, extension 8011.

Sincerely,
/s/ Kirk Malmberg	/s/ Wes McMullan
Kirk Malmberg	Wes McMullan
Executive Vice President	Executive Vice President
Chief Credit Officer	Director of Financial Management